Exhibit 99.2

                       ASSET PURCHASE AND SALE AGREEMENT

                                     between

                            BRADCO SUPPLY CORPORATION

                                  as Purchaser

                                      and

                                   WICKES INC.

                               GLC DIVISION, INC.

                                       and

                            LUMBER TRADEMARK COMPANY

                                    as Seller

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                           Dated: as of June 23, 2004

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                        ASSET PURCHASE AND SALE AGREEMENT

      THIS ASSET PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of June 23, 2004, is entered into by and among WICKES INC., a Delaware corporation, GLC DIVISION, INC., a Delaware corporation ("GLC"), and LUMBER TRADEMARK COMPANY, an Illinois corporation ("Lumber Trademark") ("Wickes", GLC and Lumber Trademark are collectively referred to as "Seller" hereunder), and BRADCO SUPPLY CORPORATION, a New Jersey corporation ("Purchaser").

                                    RECITALS

      A. Seller operates a lumber, hardware, wood products, building materials, component sales and manufacturing business known as Wickes, Wickes Lumber or Wickes Components, and which has facilities throughout the United States. Such operations include each facility described on Schedule A, and as such operations as they relate to each such facility is referred to in this Agreement as a "Location." Each Location is referred to collectively as the "Locations". Notwithstanding anything herein to the contrary, any reference hereunder to the terms Location or Locations shall be limited to the following facilities:

                                 Bear, Delaware Plant

                                 Ephrata, PA (yard and plant)

                                 Exton, PA

                                 Frederick, MD

                                 Hampton, NH

                                 Kenvil, NJ

                                 Menands, NY

                                 Meredith, NH

                                 Newtown, CT

                                 Portland, ME

                                 Walden, NY

      The actual addresses of each Location are set forth on Schedule A. Further, any reference to the term Assets, as defined herein, or any of the other definitions set forth in Section I shall be limited to the Locations as enumerated above and on Schedule A annexed hereto.

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      B. On January 20, 2004 (the "Petition Date"), Wickes filed a voluntary petition (the "Bankruptcy Case") for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court") and continues to manage its properties as debtor and debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

      C. The parties intend that Seller sell to Purchaser and Purchaser acquire from Seller substantially all of the assets of Seller related to each Location other than the "Excluded Assets" (as herein defined).

                                    AGREEMENT

      1. DEFINITIONS.

      In addition to the terms defined elsewhere in this Agreement, the following terms, when used in this Agreement (including the Schedules and Exhibits attached hereto), shall have the following meanings:

      "Accounts Receivable" means all of the rights of Seller to payments due and to become due for Inventory or finished products sold and/or delivered and/or services performed prior to the Closing Date from each Location other than credit card receipts.

      "Actual Assumed Accounts Receivable Value" has the meaning set forth in
Section 2.6.2.

      "Actual Inventory Value" has the meaning set forth in Section 2.6.1 as modified by Section 2.6.3 hereof.

      "Appraised Value" refers to the fair market value of each parcel of Owned Real Property stated in an appraisal prepared by Cushman & Wakefield dated in September, 2003 and among the records of Seller and a July, 2001 appraisal prepared by McNerney & Associates, Inc., which reports the fair market value as of the date of such report for the Kenvil, NJ Owned Real Estate.

      "Assets" means the assets related to each Location, including Inventory, Owned Equipment, Accounts Receivable, Seller's right, title and interest in the Designated Executory Contracts, Intangibles, Owned Real Property, and copies of Books and Records to be transferred under this Agreement, described in particularity in Section 2 of this Agreement.

      "Assumed Accounts Receivable" means all Accounts Receivable other than Excluded Accounts Receivable and shall further mean or be subject to the following conditions: (i) all charges posted to the account are proper; (ii) no account shall include attorney's fees, or other collection charges of any kind;
(iii) Seller shall have no knowledge of any dispute with respect to any charge, invoice, or product sold in connection with the account, any other defense, claim or right of off-set related thereto.

      "Assumed Customer Orders" means with respect to each Location, orders entered into in the ordinary course of business not yet delivered as of the Closing Date.


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      "Assumed Purchase Orders" means orders for Inventory that are in process on the day of Closing that have been placed in the ordinary course of each Location by Seller.

      "Assumed Liabilities" has the meaning set forth in Section 2.3.

      "Bid Deposit" has the meaning set forth in Section 2.10.

      "Books and Records" means all books and records of Seller that pertain exclusively to the conduct of each Location, the ownership, use, and operation of the Assets, or the payment or performance of the Assumed Liabilities, including any such records maintained on computer.

      "Closing" means the closing of the purchase of the Assets as described in
Section 2.13.

      "Closing Date" means the date upon which the Closing occurs hereunder.

      "Designated Executory Contracts" means only those unexpired leases and executory contracts, agreements for Leased Equipment, licenses, software agreements, Assumed Purchase Orders, Assumed Customer Orders and other agreements to the extent assignment is permitted by law, as set forth for each Location on the attached Schedule l(a) or Real Property Leases set forth on the attached Schedule l(b)

      "Employee Benefit Plan" means an employee benefit plan, within the meaning of Section 3(3) of ERISA, established and maintained by Seller.

      "Equipment" means the Owned Equipment and the Leased Equipment.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Estimated Assumed Accounts Receivable Value" means Seller's good faith estimate of Actual Assumed Accounts Receivable Value based upon the amounts reflected in Seller's subsidiary accounts receivable records, maintained in a manner consistent with Seller's internal operating procedures, dated as of the close of business on the Saturday immediately prior to the Closing Date, and which is set forth for each Location on Schedule A to this Agreement, subject to the terms and conditions of the definition of Assumed Accounts Receivable set forth in this Section 1.

      "Estimated Inventory Value" means Seller's good faith estimate of Actual Inventory Value based upon the prices and quantities reflected in the Stock Ledger of Seller, plus the amount of Prepaid Purchase Orders reflected in the Books and Records, all as maintained in a manner consistent with Seller's internal operating procedures, dated as of the close of business on the Saturday immediately prior to the Closing Date, and which is set forth for each Location on Schedule A to this Agreement.

      "Excluded Accounts Receivable" means those Accounts Receivable as of the Closing Date which Seller has written off and which are no longer shown on its accounts receivables trial balance as current or reserved, or are otherwise excluded by reason of such receivables not falling with the terms and conditions of the definition of Assumed Accounts Receivable.


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

      "Excluded Assets" has the meaning set forth in Section 2.2.

      "Hazardous Substance" means (i) all materials, substances, elements or compounds that are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency and the list of toxic pollutants designated by Congress or the Environmental Protection Agency or under any Environmental Laws; and (ii) any hazardous waste, hazardous substance, hazardous materials (including, but not limited to, asbestos (whether or not friable), radioactive materials, petroleum and petroleum-related products, material, and substances), toxic substance, regulated substance, pollutant or contaminant as defined under any Environmental Laws or any other substance or material which is otherwise identified as "toxic" or "hazardous" under any Environmental Laws.

      "Immediately Available Funds" means electronic wire transfer to an account or accounts designated by the payee.

      "Intangibles" has the meaning set forth in Section 2.1.4.

      "Inventory has the meaning set forth in Section 2.1.1.

      "Inventory Value Difference" has the meaning set forth in Section 2.4.4.

      "IP Assets" means:

            The trade names "Wickes" and "Wickes Lumber" and all related brand names trademarks (whether currently or formerly used, whether federally registered or used at common law), copyrights, packaging designs, service marks, assumed names, trade dress, applications and registrations (whether United States, foreign, state or other) for and with respect to any of the foregoing, renewals, reissues, divisions and continuations of any of the foregoing, together with all goodwill associated with any of the foregoing, together with all rights to damages, claims and payments now or hereafter receivable with respect to any of the foregoing, including all rights to sue;

            Seller's computer software and other intellectual property (including, but not limited to, software manuals) related to the Seller's in-store system software, Builders Central 2000 Software, the Seller's owned and leased computer programs developed exclusively by and for the Locations.

            Seller's right, title and interest in its national marketing programs.

      "Leased Equipment" means the machinery, manufacturing equipment, tools, supplies vehicles, forklifts, and other rolling stock, furniture, appliances, fixtures (including store displays, whether or not attached to the walls, floors, ceilings or any framework), and all other items of personal property which are not owned by Seller, but are used in each Location.

      "Leased Real Property" means those certain parcels of land which are subject to the Real Property Leases described on the attached Schedule 1(b), together with all rights and interests appurtenant thereto and the buildings and improvements thereon.


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      "Location" has the meaning set forth in Recital A and is specifically limited to the Locations listed in Recital A and listed on Schedule A annexed hereto.

      "Owned Equipment" means the machinery, manufacturing equipment, tools, supplies, vehicles, forklifts, and other rolling stock, furniture, appliances, fixtures (including store displays, whether or not attached to the walls, floors, ceilings or any framework), and all other items of personal property, excluding Inventory, which are owned by Seller and used at each Location, including those described for each Location on the attached Schedule 1(c).

      "Owned Real Property" means those certain parcels of land legally described for each Location on the attached Schedule 1(d), together with all rights and interests appurtenant thereto and the buildings and improvements thereon.

      "Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, unincorporated association, trust, joint venture or other organization or entity, including a governmental entity or any department, agency or political subdivision of such entities.

      "Permitted Liens" means those liens on Owned Real Property described in
Section 4.5.1.

      "Petition Date" has the meaning set forth in Recital B.

      "Prepaid Purchase Orders" are Assumed Purchase Orders that have been prepaid by Seller.

      "Purchaser's Damages" has the meaning set forth in Section 6.7.

      "Real Property" means the Owned Real Property and the Leased Real
Property.

      "Real Property Lease" means the lease agreements for the Leased Real Property set forth on Schedule 1(b).

      "Rejected Executory Contracts" means all of the executory contracts and unexpired leases relating to each Location except for the Designated Executory Contracts.

      "Stock Ledger" means the perpetual inventory records at each Location which includes each Location's in-store or Woodware perpetual inventory systems and used for the purpose of determining Estimated Net Book Value and Actual Net Book Value.

      "Subsidiaries" means GLC and Lumber Trademark.

      "Title Commitment" has the meaning set forth in Section 4.5.1.

      "Title Policy" has the meaning set forth in Section 4.5.1.

      2. PURCHASE AND SALE OF ASSETS.

            2.1 Purchase and Sale of Assets. On and subject to the terms and conditions set forth in this Agreement, and except as provided in Section 2.2 as to Excluded Assets, at


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Closing, Seller shall sell, assign, transfer, convey, set over and deliver to
Purchaser, and Purchaser shall purchase, acquire and accept from Seller all of the Assets, which are more fully described as follows:

                  2.1.1 Inventory. Subject to the provisions of Section 2.6.3, all inventory belonging or assigned to or otherwise located at each Location on hand as of the Closing Date, including raw materials, work-in-progress, tool rental inventory and finished goods ("Inventory");

                  2.1.2 Real Property Interests. Seller's fee interests in the Owned Real Property and Seller's interest in the Real Property Leases that are Designated Executory Contracts.

                  2.1.3 Equipment. All of the Owned Equipment;

                  2.1.4 Intangibles. Except for the IP Assets, all intangible assets, rights and claims of Seller of every kind and nature relating to the Locations including licenses, customer lists, telephone numbers, advertising and marketing programs and plans, referral relationships, business information currently used by Seller in connection with the operation of the Location, and associated corporate goodwill (the "Intangibles") (provided that to the extent such Intangibles are used and after the Closing will continue to be used in that portion of Seller's operations not conveyed to Purchaser under this Agreement, such assignment shall not be on an exclusive basis);

                  2.1.5 Designated Executory Contracts. All of Seller's rights under the Designated Executory Contracts. Purchaser shall be entitled at any time prior to Closing to elect not to assume any Designated Executory Contract, in which event such contract shall be deemed to be a Rejected Executory Contract hereunder. Seller shall cooperate with Purchaser and use Seller's commercially reasonable efforts to assist Purchaser to negotiate for continued use of assets subject to any Rejected Executory Contract that Purchaser designates. Purchaser shall be obligated to pay any amounts which become due under the Designated Executory Contracts from and after the Closing Date. Seller shall pay any and all cure costs relating to the assumption and assignment of the Designated Executory Contracts in such amounts as are determined by agreement between Seller and the lessor thereof, or by order the Bankruptcy Court.

                  2.1.6 Books and Records. Copies of all relevant books, papers and records relating to the Assets and the operation of the Location (the "Books and Records");

                  2.1.7 Accounts Receivable. All of Seller's right, title and interest in the Assumed Accounts Receivable arising from or related to sales from the Location;

                  2.1.8 Cash on Hand. Cash on hand at each Location as of the close of business on the last business day preceding the Closing Date.

                  2.1.9 Insurance Benefits. The benefits of any insurance that would cover any of Purchaser's Damages with respect to which Purchaser is entitled to indemnity from Seller under Section 6.7. At Closing Purchaser shall be deemed to be made an additional insured


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on all of Seller's policies of liability insurance that provide coverage to any person or organization to whom Seller is contractually obligated to provide such insurance.

      2.2 Excluded Assets. Notwithstanding anything to the contrary contained in
Section 2.1, the following properties, assets and rights used in, or related to the Location (the "Excluded Assets") are excluded from the Assets and shall not be purchased by Purchaser:

                  2.2.1 Accounts, Notes and Certain Cash. Bank accounts, cash equivalents, notes receivable, credit card receipts and employee advances in existence on the Closing Date and cash receipts received by Seller on the last business day preceding the Closing Date.

                  2.2.2 Prepaids. Prepaid taxes, expenses, advances and any tax refunds arising from taxes that accrued during any period prior to Closing;

                  2.2.3 Insurance. Except as set forth in Section 2.1.9 or as otherwise provided in this Agreement, insurance policies, including any premium refunds in respect of such policies and claims covered by such policies arising prior to Closing;

                  2.2.4 Excluded Accounts Receivable. All of Seller's right, title and interest in the Excluded Accounts Receivable;

                  2.2.5 Books and Records. The originals of Books and Records relating to each Location for periods prior to the Closing Date (except to the extent needed by Purchaser to collect the Assumed Accounts Receivable or as otherwise agreed between Purchaser and Seller);

                  2.2.6 Personal Property. Those items of personal property listed and described for each Location on the attached Schedule 2.2.6;

                  2.2.7 Capital Leases. Any asset determined to be governed by a capitalized lease or similar other title retention agreement intended as security under generally accepted accounting principles.

                  2.2.8 Deposits. Deposits on account with vendors of each Location that are not applied to Prepaid Purchase Orders.

                  2.2.9 IP Assets. Except as otherwise provided for herein, all of Seller's right, title and interest in the IP Assets, but subject to the License as set forth in Section 4.4.

                  2.2.10 Rejected Executory Contracts. All of Seller's rights under the Rejected Executory Contracts, provided that notwithstanding the forgoing, the effective date of rejection for each Rejected Executory Contract shall be not less than 30 days subsequent to the Closing Date, and Seller shall afford to Purchaser the use and benefit of assets or Seller's rights that are governed by Rejected Executory Contracts until the effective date of such rejection. Such use and benefit shall be afforded to Purchaser by Seller under the conditions that Seller shall be responsible for the regular payment of rent, fees or similar charges for the period subsequent to the Closing Date and prior to the effective date of rejection (subject to a proration


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credit at Closing from Purchaser to Seller as provided in Section 2.12.6), and
Purchaser shall be responsible for performance, insurance, licensing, risk of injury and risk of loss associated with such Rejected Executory Contracts subsequent to the Closing Date. Purchaser shall be responsible to Seller for, and shall defend, indemnify and hold Seller harmless from and against loss, damage, liability, cost or expense (including reasonable attorneys' fees and legal expense), or diminution of value, whether or not involving a third-party claim, that shall be suffered or incurred by Seller (collectively, "Seller's Damages"), resulting or relating to claims or demands made any party or parties arising as a result of Purchaser's use, control or conduct of any assets subject to the Rejected Executory Contracts after the Closing Date, including any liability for personal injury, property damage or other harm relating to assets subject to the Rejected Executory Contracts. Purchaser covenants and agrees to deliver any assets subject to Rejected Executory Contracts to the respective lessor or owner thereof at the direction of Seller on the effective date of rejection of each such Rejected Executory Contract; and

                  2.2.11 Claims. All preference or avoidance claims and actions of Seller, including any such claims or actions arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code, insurance proceeds, claims and causes of action with respect to or arising in connection with any Excluded Assets.

                  2.2.12 Excluded Inventory. All inventory that is not purchased Purchaser pursuant to the provisions of Section 2.6.3, which inventory shall be removed from each Location at Seller's expense as soon as practicable (but in no event more than 60 days) after the Closing Date.

            2.3 Assumption of Liabilities. Contemporaneously with the purchase of the Assets, Purchaser shall assume the following liabilities and become obligated to perform the following obligations of Seller:

                  2.3.1 Current liabilities and obligations identified on the attached Schedule 2.3 and/or pursuant to Section 2.12 in the amount set forth therein;

                  2.3.2 Assumed Purchase Orders (except to the extent they are Prepaid Purchase Orders);

                  2.3.3 Assumed Customer Orders; and

                  2.3.4 obligations under the Designated Executory Contracts that accrue after the Closing.

            The foregoing are collectively referred to as the "Assumed Liabilities". Except for (i) the Assumed Liabilities, (ii) obligations under Rejected Executory Contracts between the Closing Date and the effective date of rejection as provided in Section 2.2.10, and (iii) as otherwise specifically set forth in this Agreement, Purchaser shall not have any obligation for or with respect to any liability or obligation of Seller (such liabilities not assumed by Purchaser being hereinafter referred to as the "Excluded Liabilities"). Without limiting the foregoing, Purchaser shall not assume nor bear any responsibility of any kind whatsoever with respect to, and specifically disclaims any liability for, and Seller hereby releases and discharges Purchaser, its directors, shareholders, officers, employees, representatives, agents, attorneys and assigns from


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and against any and all of the following claims which any entity had, has, or at any time may have against Seller, and the Assumed Liabilities shall not include:
(a) All environmental claims related to, associated with or arising out of the ownership, operation, use or control of the Assets at any Location, or environmental conditions existing at any Location, or as a result of the operations of, the Assets at any Location, before or as of the Closing Date, whether arising under environmental laws, or in any way arising in connection with the presence, release or threatened release of Hazardous Substances at, on, to or from (i) the Assets, including, but not limited to, surface water, air, soil or groundwater thereon, thereunder or adjacent thereto or (ii) any real property at which Hazardous Substances generated by operations of the Assets were sent prior to the Closing Date; and (b) all warranty or product liability claims related to, associated with or arising out of the ownership, operation, use or control of the Assets existing on, or as a result of the operations of, the Assets, before the Closing Date.

            2.3.5 Leased Equipment. For a period of thirty (30) days after Closing, Purchaser shall have the right to use the Leased Equipment, and during that period Purchaser will attempt to negotiate the lease or purchase by it of the Leased Equipment. If Purchaser is unable to so acquire the Leased Equipment or enter into leases on terms acceptable in all respects to Purchaser, then, on or prior to the effective date of rejection of each Rejected Executory Contract, Purchaser shall surrender the items of Leased Equipment for which such arrangements could not be resolved, to the applicable lessor of such items of Leased Equipment.

            2.4 Purchase Price. The purchase price (the "Purchase Price") shall be determined as follows:

                  2.4.1 The sum of the following amounts for the various Assets comprising the Locations:

      (a) For the Assumed Accounts Receivable, the Actual Assumed Accounts Receivable Value;

      (b) For the Inventory, 95% of the Estimated Inventory Value (except for Prepaid Purchase Orders as to which the price shall be 100% of the cost of the items covered thereby), subject to adjustment as hereinafter provided;

      (c) For the Owned Equipment, Seller's Closing book value (as reflected in Seller's financial and accounting records) for such Owned Equipment;

      (d)   For the Owned Real Property, the following amounts:

            Bear. DE Plant             -       $1,500,000.00

            Ephrata, PA - Yard         }

            and                        }       $2,500,000.00 aggregate price

            Ephrata, PA - Plant        }

            Exton, PA                  -       $2,000,000.00

            Frederick, MD              -       $3,900,000.00

            Hampton, NH                -       $1,350,000.00

            Kenvil, NJ                 -       $2,100,000.00


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

            Newtown, CT                -       $1,300,000.00

            Portland, ME               -       $1,500,000.00

            Walden, NY                 -       $1,300,000.00

      (e) For goodwill, the following amounts allocated to the Locations as listed:

            Bear, DE Plant             -       $400,000.00

            Ephrata, PA (yard & plant) -       $400.000.00 (aggregate)

            Exton, PA                  -       $300,000.00

            Frederick, MD              -       $550,000.00

            Hampton, NH                -       $400,000.00

            Kenvil, NJ                 -       $400,000.00

            Meredith, NH               -       $1,250,000.00

            Newtown, CT                -       $400,000.00

            Portland, ME               -       $300,000.00

            Walden, NY                 -       $200,000.00

      In addition, if Purchaser actually acquires all the Locations, the amount of goodwill payable shall be increased by $2,400,000.00.

                  2.4.2 In addition to the foregoing, the following adjustments shall occur: plus an amount equal to cash on hand at each Location as of the close of business on the last business day preceding the Closing Date; minus

                  2.4.3 The amount of deposits paid to Seller prior to Closing customers for items of Inventory which are the subject of Assumed Customer Orders.

                  2.4.4 A positive or negative dollar-for-dollar adjustment shall be made subsequent to the Closing to the Purchase Price for the differences between the Estimated Inventory Value and the Actual Inventory Value (the "Inventory Value Difference"), as provided in Section 2.6.

            2.5 Payment of Purchase Price. Purchaser shall pay to Wickes an amount equal to the Purchase Price less the Bid Deposit in Immediately Available Funds at Closing. The Purchase Price shall be adjusted after the Closing to reflect the Inventory Value Difference as provided in Section 2.6.

            2.6 Purchase Price Adjustment.

                  2.6.1 Actual Inventory Value. On the first day following the Closing Date, or such other time mutually agreed upon by Purchaser and Seller, the Purchaser and Seller shall take a physical inventory of each Location in accordance with the inventory procedures set forth in the attached Schedule
2.6.1. The Actual Inventory Value shall be calculated as follows:


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

                        2.6.1.1 the parties shall subtract from the Estimated Inventory Value at the price at which it was reflected on the Estimated Inventory Value

                              (i) each item of inventory reflected on the Stock Ledger dated as of the close of business on the Saturday immediately prior to the Closing Date at Seller's moving average cost which was sold prior to Closing;

                              (ii) the amount of the Estimated Inventory Value that consisted of Prepaid Purchase Orders; and

                              (iii) Inventory reflected on the Stock Ledger that is not present when the physical inventory is taken;

                        2.6.1.2 the parties shall add to the Estimated Inventory Value

                              (i) an amount equal to Seller's cost for each item of inventory purchased subsequent to the Stock Ledger dated as of the close of business on the Saturday immediately prior to the Closing Date and present at the Location when the physical inventory is taken,

                              (ii) an amount equal to Seller's cost for each item of Inventory subject to a Prepaid Purchase Order on the date when the physical inventory is taken (inclusive of applicable transportation costs); and

                              (iii) an amount equal to Seller's net average cost reflected on the Stock Ledger dated as of the close of business on the Saturday immediately prior to the Closing Date for each item of Inventory that is present (and not already accounted for pursuant to Section 2.6.1.2(i)) at the time of the physical inventory that is in excess of the amount shown on such Stock Ledger.

                        2.6.1.3 the parties shall add to and include in the Actual Inventory Value the value of work-in-process and finished goods Inventory determined by Seller's cost of the raw materials reflected in the physical inventory plus the cost of labor allocated to such items based upon percentage of completion as mutually agreed upon by Seller and Purchaser at the time of the physical inventory.

The physical inventory shall not be used to attribute any discount to Actual Inventory Value for qualitative matters, including but not limited to broken, damaged, defective, discontinued or obsolete items.

                  2.6.2 Actual Assumed Accounts Receivable Value. Actual Assumed Accounts Receivable Value shall be determined on the Closing Date and shall be an amount equal to the face amount of the Accounts Receivable less 50% of the amount of the reserves established by Seller for Accounts Receivable that remain unpaid more than 90 days after the due date thereof or with respect to which Seller has otherwise established a reserve, in each case as reflected in Seller's accounts receivable trial balance records for each Location as of the last business day preceding the Closing Date, maintained in a manner consistent with Seller's internal operating procedures.


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

                  2.6.3 Clarification of Value of Inventory. Notwithstanding anything herein to the contrary, the Estimated Inventory Value and Actual Inventory Value shall not be more than 95% of Seller's cost for such items as shown on its Stock Ledger and Inventory records, except for Prepaid Purchase Orders, as to which such values shall be 100% of Seller's cost for the items subject thereto. The Inventory purchased by Purchaser shall exclude Inventory which is used, damaged or unmerchantable (including, without limitation, items with respect to which the shelf life has expired). For such items the parties shall attempt to negotiate a separate Inventory value so that Purchaser has the opportunity to purchase such items on a negotiated basis. Seller maintains Owens Corning vinyl siding Inventory at some of its Locations and such siding will be deemed unmerchantable for purposes hereof and excluded from the Inventory purchased by Purchser.

            2.7 Disputes. If the parties are unable to agree upon the calculation of the Actual Inventory Value or the Actual Assumed Accounts Receivable Value, then the parties shall negotiate in good faith in an effort to resolve such objections. If the parties are unable to resolve any such objections within ten (10) business days after the physical inventory, then undisputed amounts shall be paid in accordance with the procedures set forth in
Section 2.8 and the issues in dispute shall be submitted to the Bankruptcy Court for resolution.

            2.8 Post Closing Payment of Inventory Value Difference. On the twentieth (20) day following the Closing Date, except to the extent that the parties are unable to resolve their differences with respect to the calculation of the Actual Inventory Value, Seller and Purchaser shall make the following adjustments to Purchase Price:

                  2.8.1 Payment to Seller; Replenishment of Bid Deposit. In the event that the Actual Inventory Value, as determined in accordance with Section 2.6, is greater than the Estimated Inventory Value, then (i) Purchaser and Seller shall jointly instruct the Title Company to release to Seller, in Immediately Available Funds, an amount equal to the Inventory Value Difference, and (ii) within two (2) business days thereafter, Purchaser shall deposit with the Title Company in Immediately Available Funds an amount equal to the Inventory Value Difference (which additional deposit shall be deemed to constitute a portion of the Bid Deposit for purposes of this Agreement and the Deposit Agreement). If the amount of Bid Deposit is insufficient to satisfy the Inventory Value Difference, then Purchaser shall pay directly to Seller in Immediately Available Funds on the same date as the Bid Deposit is released to Seller pursuant to this Section, the unpaid remaining Inventory Value Difference to Seller.

                  2.8.2 Payment to Purchaser. If the Estimated Inventory Value is greater than the Actual Inventory Value, then Purchaser and Seller shall jointly instruct the Title Company to release to Purchaser, in Immediately Available Funds, an amount equal to the Inventory Value Difference. If the amount of Bid Deposit is insufficient to satisfy the Inventory Value Difference, then Seller shall pay directly to Purchaser in Immediately Available Funds on the same date as the Bid Deposit is released to Purchaser pursuant to this Section, the unpaid remaining Inventory Value Difference.

            2.9 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets by Purchaser and Seller within ninety (90) calendar days following the Closing Date, or such later date as the Purchase Price, as adjusted, is determined in accordance with

Section 2.4, subject to the following: (i) such allocation shall be reflected in the Tax returns (including, but not limited to, Internal Revenue Service Form
8594) that are filed by Purchaser and the Seller in accordance with Section 1060 of the Code (and any similar provision of state or local law, as appropriate), with such adjustments as may be necessary pursuant to Section 2.6 hereof; and
(ii) Purchaser and the Seller agree to treat and report in filings under the Code (and any state or local law, as appropriate) (and, if necessary, to cause each of their respective Affiliates to so treat and report) the transactions contemplated by this Agreement in a manner consistent with one another.

            2.10 Bid Deposit. On the date of this Agreement, Purchaser shall pay Two Million Eight Hundred Twenty Thousand Dollars ($2,820,000.00) (the "Bid Deposit") directly to First American Title Insurance Company, as escrow agent (the "Title Company") pursuant to an escrow agreement among Wickes, Purchaser and the Title Company in the form attached to this Agreement as Exhibit 2.10 (the "Deposit Agreement"). The Bid Deposit shall be applied and transferred to the parties only for the purposes and in the manner set forth in this Section 2.10.

                  2.10.1 The Bid Deposit shall be transferred to Purchaser upon the rightful termination of this Agreement by Purchaser under Section 6.6.2;

                  2.10.2 The Bid Deposit shall be transferred to Wickes upon the wrongful termination of this Agreement by Purchaser or if Purchaser defaults on its obligation to consummate the transactions contemplated herein;

                  2.10.3 At the Closing no portion of the Bid Deposit shall be wire transferred to Wickes in partial payment of the Purchase Price. The Bid Deposit shall be applied solely as provided in Sections 2.10.4, 2.10.5 and 2.10.6;

                  2.10.4 Some or all of the remaining Bid Deposit as the case may be shall be transferred to Seller or Purchaser toward payment or refund of the Inventory Value Difference in accordance with their joint instructions delivered pursuant to Section 2.8;

                  2.10.5 Any portion of the Bid Deposit remaining after application in accordance with Section 2.10.4 shall be used, at the parties joint direction to satisfy the prorations, if any, not capable of being made at Closing, on or before the forty-fifth (45) day following the Closing; and

                  2.10.6 Any portion of the Bid Deposit remaining after application in accordance with Section 2.10.5, shall be wire transferred to Wickes on the forty fifth (45) day following the Closing unless a dispute under
Section 2.7 remains unresolved, in which event the remaining Bid Deposit shall continue to be held in escrow until further order of the Bankruptcy Court.

            2.11 Employee Matters.

                  2.11.1 Employee Matters. Subsequent to the entry of the Approval Order, Purchaser shall have the right to interview Seller's employees who are employed in connection with each Location. Purchaser shall make offers of employment to a sufficient number of the employees at each Location of Seller who are not seasonal or part-time employees on terms and conditions to be determined by Purchaser in its sole discretion, so as not to trigger any obligations on the part of Seller under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local laws with respect to mass layoffs or similar events (the "WARN Act"). Nothing herein shall obligate Purchaser to employ any such Seller's employees for any particular length of time following the Closing Date. Purchaser agrees to indemnify, and hold Seller and its successors harmless from or against, any and all Seller's Damages which Seller may incur in connection with any suit or claim of violation brought against Seller under the WARN Act or any similar state or foreign law, which relates to transactions effected hereunder, or any other action taken by Buyer on or after the Closing Date.

                  2.11.2 Certain Responsibilities. Immediately prior to Closing, Seller will terminate the employment of all employees at each Location who have accepted Purchaser's offer of employment, and all obligations in connection with such employees arising prior to the Closing and compliance with all employment laws applicable prior to the Closing shall be the responsibility of Seller (all of which are Excluded Liabilities), including paying all compensation, bonuses, commissions, payroll taxes and accrued vacation, COBRA benefits (if and to the extent Seller maintains any health insurance plans after the Closing), accrued sick pay due and payable through the Closing Date, and other employee benefits or obligations of any kind which accrue prior to the Closing Date. Seller may issue final pay checks to employees at each Location in the ordinary course of business in arrears.

            2.12 Prorations and Other Payment Obligations.

                  12.12.1 Ad Valorem Taxes. Ad valorem taxes on the Real Property and personal property Assets being sold hereunder shall be prorated between the Seller and Purchaser as of the Closing Date. All obligations due in respect of periods prior to the Closing Date shall be the obligations of Seller and all obligations due in respect of periods after the Closing Date shall be the obligation of Purchaser. If in favor of Purchaser, the net proration credit shall be a credit against the Purchase Price due at Closing. If in favor of Seller, the net proration credits shall be added to the Purchase Price due at Closing. If Seller is obligated under any Real Property Lease to pay ad valorem taxes on the applicable Leased Real Property, such ad valorem taxes shall be paid and prorated on the basis and in the manner set forth above, provided, however, if Seller has deposited payments of accrued ad valorem taxes with the landlord pursuant to any Real Property Lease, then Seller shall receive a proration credit in that amount. If the tax rate for the current year is not established by the Closing Date, the proration of taxes shall be upon the most recent tax bill. In the event any penalties or interest on account of unpaid taxes cannot be determined as of the Closing Date, the parties shall reprorate for such penalties or interest on the eleventh day following the Closing Date. Except for the reproration set forth in the immediately preceding sentence, all such prorations shall be final as of Closing.

                  12.12.2 Utilities. Final readings for all utilities, including water and sewer charges, as well as propane gas, electric and telephone charges, utilized in relation to the Assets subsequent to the Petition Date shall be made on or before the Closing Date, and Seller shall arrange and obtain final billings of such utilities to close of business on the Closing Date. If, for reasons beyond Seller's reasonable control, it is not possible to obtain final utility readings prior to the Closing Date, utilities shall be prorated as of the close of business on the Closing Date based upon the most recently available bills. Cash deposits with utilities shall be the property of

Seller and refundable to Seller unless the parties agree in their mutual discretion in any instance that Seller shall assign to Purchaser any such deposit at Closing, in which event Seller shall receive a proration credit in such sum. All such prorations shall be final as of Closing.

                  2.12.3 Closing Costs. At or prior to Closing, Seller shall pay the costs of the title insurance policies in Section 4.5 and Seller and Purchaser shall each pay at Closing one-half of any escrow or agency fees incurred with the Title Company.

                  2.12.4 State and Local Transfer Taxes. In accordance with
Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument to evidence, effectuate, or perfect the rights, transfers, and conveyances contemplated by this Agreement shall be in contemplation of a plan or plans of reorganization to be confirmed in the Bankruptcy Case and, as such, shall be free and clear of any and all Taxes and any such instrument may, at the request of Purchaser, contain an endorsement to that effect. In the event that, notwithstanding the foregoing, any state or local transfer, taxes are assessed on the transfer of the Assets to Purchaser, such Taxes shall be paid by Seller, and Seller shall complete and file all returns associated therewith. Such obligations shall survive the Closing.

                  2.12.5 Rents. All rents and other tenant charges and credits accruing under the Real Property Leases shall be prorated as of the Closing Date based on the monthly period for which the lease payments with respect thereto are or have been paid.

                  2.12.6 Rejected Executory Contracts. Rent, fees or similar charges incurred by Seller pursuant to Section 2.2.10 for the period subsequent to the Closing Date and prior to the effective date of rejection for Rejected Executory Contracts to the extent (i) Purchaser derives any benefit from any such contract or otherwise utilizes the property or services that are the subject thereof and (ii) the amount of such rent, fees or similar charges are reasonably determinable shall be prorated as of the Closing Date and credited to Seller and shall in any event be prorated and credited to Seller no later than the date provided in Section 2.10.5.

            2.13 The Closing.

                  2.13.1 Closing. The Closing of the purchase and sale of the Locations shall take place two (2) business days after the later of:

                        2.13.1.1 The date on which all conditions to the Closing set forth in Section 5 have been satisfied or waived (other than (i) those conditions that are waived at Closing, and (ii) the entry of the Approval Order); and

                        2.13.1.2 The second business day after the date of the entry of the Approval Order;

                  2.13.2 Location of Closing. The Closing shall take place at the offices of Schwartz, Cooper, Greenberger & Krauss, Chtd., in Chicago, Illinois.

                  2.13.3 Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                        2.13.3.1 A Bill of Sale in substantially the form attached to this Agreement as Exhibit 2.13.3.1 executed by Seller, conveying the Assets (other than the Designated Executory Contracts, Owned Real Property and titled vehicles);

                        2.13.3.2 A Quitclaim Deed for each parcel of the Owned Real Property in substantially the form attached to this Agreement as Exhibit
2.13.3.2 conveying each parcel of the Owned Real Property to Purchaser or its permitted assignee as hereinafter provided;

                        2.13.3.3 An Assignment of Leases in substantially the form attached to this Agreement as Exhibit 2.13.3.3 assigning each of the Real Property Leases that are Designated Executory Contracts to Purchaser, executed by Seller and, in the case of the lease for the Meredith, NH Location, by GLC;

                        2.13.3.4 An Assignment and Assumption Agreement in substantially the form attached to this Agreement as Exhibit 2.13.3.4 for the Assumed Liabilities, including without limitation, the Designated Executory Contracts, executed by Seller;

                        2.13.3.5 Seller shall execute and deliver such other documents and instruments as may be reasonably required by the Title Company to Close this transaction;

                        2.13.3.6 If available to Seller at Closing, all titles to all titled vehicles owned by Seller and comprising part of the Assets, executed or endorsed by Seller (and if not available at Closing, Seller shall deliver such titles to Purchaser no later than the eleventh business day following the Closing);

                        2.13.3.7 Each Title Policy (or signed "mark-up") issued pursuant to each Title Commitment described in Section 4.5.1.

                        2.13.3.8 Evidence reasonably satisfactory to Purchaser that the sublease by GLC to Seller of the Meredith, NH Location has been terminated with no liability to Purchaser;

                        2.13.3.9 All documents required to be delivered at Closing by Seller, as the case may be, pursuant to Section 5.1.

                  2.13.4 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

                        2.13.4.1 The payments of Immediately Available Funds described in Section 2.5;

                        2.13.4.2 An Assignment of Leases in substantially the form attached to this Agreement as Exhibit 2.13.3.3 for each of the Real Property Leases that are Designated Executory Contracts, executed by Purchaser;

                        2.13.4.3 An Assignment and Assumption Agreement in substantially the form attached to this Agreement as Exhibit 2.13.3.4 for the Assumed Liabilities, including without limitation, the Designated Executory Contracts, executed by Purchaser;

                        2.13.4.4 Purchaser's payment for its share of the obligations described in Section 2.11 to the extent payable at Closing; and

                        2.13.4.5 All documents required to be delivered at Closing by Purchaser pursuant to Section 5.2.

      3. REPRESENTATIONS AND WARRANTIES.

            3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the following statements are true and correct on the date of this Agreement:

                  3.1.1 Corporate Organization and Standing of Seller. Other than as a result of Wickes' filing the Petition, Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  3.1.2 Corporate Authorization. Subject to the Bankruptcy Court's entry of the Approval Order with respect to Wickes, all corporate action on the part of each Seller and its directors and shareholders necessary for the authorization, execution, delivery and performance by each Seller of this Agreement and the consummation of the transactions contemplated by this Agreement has been taken. This Agreement has been duly executed and delivered by each Seller and is a valid and binding obligation of each Seller, enforceable in accordance with its terms, subject to entry of the Approval Order with respect to Wickes.

                  3.1.3 No Conflict. Subject to the Bankruptcy Court's entry of the Approval Order or otherwise provided in applicable bankruptcy law with respect to Wickes, neither the execution and delivery of this Agreement by each Seller nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in a breach of any provision of any Seller's articles of incorporation or bylaws, (b) subject to the expiration or early termination of the waiting period (and any extension thereof) under the Hart-Scott Rodino Antitrust Improvements Act of 1976 as amended (the "HSR Act"), if applicable to the transactions contemplated by this Agreement, conflict with any existing provision of applicable law or any existing order, rule, regulation, judgment or decree of any court, arbitrator or agency of government,
(c) violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation or acceleration) any of the terms, conditions or provisions of any agreement, instrument or writing to which Seller is a party, or by which any Seller or any of the Assets may be bound, except for such default (or right of termination, cancellation or acceleration) which will be cured by satisfaction of the underlying obligations on or before the Closing Date or will be waived on or before the Closing Date, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or any of the Assets or the Location upon entry of the Approval Order.

                        3.1.4 Title and Condition of Assets

                        3.1.4.1 The sole Asset owned by GLC is the leasehold interest in the Leased Real Property at Meredith, NH, which is subleased to Wickes on the same terms and conditions as are contained in the lease under which GLC is a tenant. The sole Asset owned by

Lumber Trademark is the Flying "W" trademark. (Registration numbers 699, 239 710, 785 1,031,074) which it licenses to Wickes.

                        3.1.4.2 Title to the Assets except for the Owned Real Property shall be transferred to Purchaser free and clear of all Encumbrances other than the Assumed Liabilities. "Encumbrance" shall mean any claim, judgment, license, lease, sublease, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right of way, encroachment, building or use restriction, conditional sales agreement, title retention agreements which are intended as security, capitalized leases under generally accepted accounting principles, encumbrances or other rights of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, any contingent sale or other title retention agreement or lease in the nature thereof, and any "claim", "lien", or "security interest" as those terms are defined in the Bankruptcy Code.

                  3.1.4.3 Title to the Owned Real Property shall be sold free and clear of all Encumbrances except for zoning, building and use restrictions and Permitted Liens.

                  3.1.4.4 Seller is not a "Foreign Person" within the meaning
Section 1445 of the Code disposing of a United States real property interest within the meaning of Section 897(c) of the Code.

                  3.1.4.5 To Seller's knowledge, Seller is not currently interfering and has not interfered with, infringed upon or misappropriated any rights of third parties as result of its use of the IP Assets. Schedule 3.1.4.5 identifies each registered trademark, registered service mark, registered trade name, corporate name or Internet domain name, material proprietary computer software item, and registered copyright included in the IP Assets.

                  3.1.4.6 NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, EXCEPT AS PROVIDED IN SECTION 3 HEREOF, IT IS UNDERSTOOD AND AGREED THAT SELLER AND ITS REPRESENTATIVES AND/OR AGENTS HAVE NOT MADE AND ARE NOT NOW MAKING, AND THEY SPECIFICALLY DISCLAIM, ALL WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE REAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (i) MATTERS OF TITLE (OTHER THAN SELLER'S LIMITED WARRANTY OF TITLE SET FORTH IN THE DEED AND ANCILLARY CONVEYANCE DOCUMENTS TO BE DELIVERED AT CLOSING), (ii) ENVIRONMENTAL MATTERS RELATING TO THE REAL PROPERTY OR ANY PORTION THEREOF, (iii) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (iv) WHETHER, AND THE EXTENT TO WHICH, THE REAL PROPERTY OR ANY PORTION THEREOF ARE AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (v) DRAINAGE, (vi) SOIL

CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (vii) ZONING TO WHICH THE REAL PROPERTY OR ANY PORTION THEREOF MAYBE SUBJECT, (viii) THE AVAILABILITY OF ANY UTILITIES TO THE REAL PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (ix) USAGES OF ADJOINING PREMISES, (x) ACCESS TO THE REAL PROPERTY OR ANY PORTION THEREOF, (xi) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE REAL PROPERTY OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE REAL PROPERTY OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE REAL PROPERTY OR ANY PORTION THEREOF, (xii) THE PRESENCE OF HAZARDOUS MATERIALS IN OR ON, UNDER OR IN THE VICINITY OF THE REAL PROPERTY, (xiii) THE CONDITION OR USE OF THE REAL PROPERTY OR COMPLIANCE OF THE REAL PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, CODES OR OTHER SIMILAR LAWS, (xiv) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (xv) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE REAL PROPERTY,
(xvi) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE REAL PROPERTY, (xvii) THE MERCHANTABILITY OF THE REAL PROPERTY OR FITNESS OF THE REAL PROPERTY FOR ANY PARTICULAR PURPOSE (PURCHASER AFFIRMING THAT PURCHASER HAS NOT RELIED ON SELLER'S SKILL OR JUDGMENT TO SELECT OR FURNISH THE REAL PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE REAL PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE), OR (xviii) TAX CONSEQUENCES.

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

THE REPRESENTATIONS, WARRANTIES AND COVENANTS (WHICH SURVIVE CLOSING) OF SELLER CONTAINED HEREIN OR IN THE CLOSING DOCUMENTS.

                  3.1.4.8 UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT TITLE TO THE ASSETS OTHER THAN REAL PROPERTY AS IS, WHERE IS, WITH ALL FAULTS (EXCEPT AS OTHERWISE EXPRESSLY WARRANTED IN THIS
SECTION 3), AND WITHOUT ANY WARRANTIES OF CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WHATSOEVER.

                  3.1.5 Contracts. Accurate and complete copies of all Designated Executory Contracts have been delivered or made available to Purchaser.

                  3.1.6 Labor Matters. Seller has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups.

                  3.1.7 Notice. Seller has or will given notice of its intent to sell the Assets to all parties entitled to such notice under Bankruptcy Rule 2002, including without limitation all parties owning, claiming or asserting an Encumbrance in or to any of the Acquired Assets.

            3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that the following statements are true and correct on the date of this Agreement and will be true and correct on the Closing Date as though made on such date:

                  3.2.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

                  3.2.2 Power and Authority. Purchaser has the corporate power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

                  3.2.3 Corporate Authorization. All corporate action on the part of Purchaser, and its directors and shareholders necessary for the authorization, execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement has been taken.

                  3.2.4 Binding and Enforceable Agreement. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding agreement of Purchaser, enforceable in accordance with its terms.

                  3.2.5 Consents. Except as provided in clause (b) of Section 3.2.6, all consents, approvals, qualifications, licenses, orders or authorizations of, or filings with, any governmental authority required in connection with Purchaser's valid execution, delivery or performance of this Agreement have been obtained, given or made.

                  3.2.6 No Conflict. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated by this Agreement will

(a) conflict with or result in a breach of any provision of Purchaser's articles of incorporation or bylaws, (b) subject to the expiration or early termination of the waiting period (and any extension thereof) under the HSR Act, if applicable to the transactions contemplated by this Agreement, conflict with any existing provision of applicable law or any existing order, rule, regulation, judgment or decree of any court, arbitrator or agency of government, (c) violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation or acceleration) any of the terms conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser may be bound except for such default (or right of termination, cancellation or acceleration) as to which requisite waivers or consents shall either have been obtained by Purchaser prior to Closing or the obtaining of which shall have been waived by Seller, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser.

      4. COVENANTS.

            4.1 Preservation of Business. Seller shall, until Closing:

                  4.1.1 Use commercially reasonable efforts to operate each Location in the ordinary and usual course, consistent with past practices;

                  4.1.2 Use commercially reasonable efforts to maintain the Assets and the Real Property in their present state of repair, order and condition, reasonable wear and tear excepted; and

                  4.1.3 Not sell, lease, or otherwise transfer or dispose of any material Assets, or any interest therein, other than transfers and dispositions, including the sale of Inventory and manufactured products made in the ordinary course of business.

            4.2 Retention of and Access to Books and Records.

                  4.2.1 Purchaser agrees to retain any Books and Records delivered to Purchaser for a period of seven (7) years after the Closing Date. Purchaser shall permit Seller (or its successors) and its Representatives to inspect and copy, at Seller's (or such successor's) sole expense, any of the Books and Records at any time during normal business hours, upon reasonable advance notice.

                  4.2.2 After the seven-year period referred to in Section 4.2.1, Purchaser shall provide not less than thirty (30) nor more than sixty
(60) days notice to Seller (or its successors, if previously identified by notice to Purchaser) prior to any proposed destruction or disposition of any of the Books and Records. Any such notice shall identify with reasonable specificity the Books and Records to be destroyed or disposed of and the date on which such destruction or disposition will occur. If the recipient of any such notice wishes to obtain any of the Books or Records to be destroyed or disposed of, it may do so by giving notice to Purchaser at any time prior to the scheduled date for destruction or disposition. All out-of-pocket costs of delivering any such Books and Records to a requesting party shall be paid by such party.

            4.3 Reasonable Access to Records and Certain Personnel. As long as the Case is pending, (i) Purchaser shall permit Seller's counsel and other professionals employed in the Case reasonable access to the Books and Records (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (a) the right to copy, at Seller's expense, such documents and records as they may request in furtherance of the purposes described above, and (b) Purchaser's copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Purchaser with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses Purchaser for the reasonable costs and expenses thereof, and (ii) Purchaser shall provide Seller and such professionals (at no cost to Seller) with reasonable access during regular business hours to various personnel to whom Seller may need continued access post-Closing to assist Seller in the continuing administration of the Case, provided that such access does not unreasonably interfere with Purchaser's normal business operations.

                  4.3.1 Seller shall until 90 days after Closing give to Purchaser and to its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records, officers, directors and employees of Seller and shall furnish promptly to Purchaser, upon written request, (a) a copy of each report, notice, return or other document filed or received by, or on behalf of, Seller relating to the Assets or the Location and, (b) all other information pertaining to the Location, the Assets, and operations and personnel of Seller related thereto as Purchaser may reasonably request.

                  4.3.2 Insurance. To the extent Purchaser has the right by operation of law to any insurance of Seller subsequent to Closing, Seller shall cooperate with Purchaser to provide Purchaser with the benefits of such insurance by assigning such benefits to Purchaser.

            4.4 Transition Use and Services; License.

                  4.4.1 Purchaser shall have the right to use Seller's in-store software used internally by Seller to maintain operations of the Location and "Wickes" signage at each Location for a period of one hundred fifty (150) days after the Closing Date free of charge (such period of use is hereinafter referred to as the "Transition Period"). Seller shall have no obligation to maintain software support or maintenance of any kind during the Transition Period. At the end of the Transition Period, the Purchaser shall remove the in-store software and signage from the Location and, at the option of Seller, destroy the same or return it to Seller at Seller's cost.

                  4.4.2 Seller hereby grants to Purchaser a non-exclusive, non-transferable, royalty-free limited license for the in-store software during the Transition Period. Purchaser shall not cause or permit the following: (i) the reverse engineering, disassembly or decompilation of the in-store software, or (ii) the in-store software to be used by, or disclose all or any part of the in-store software, to any other person. The copyright, patent, and all other intellectual property rights in the in-store software are and shall remain the property of Seller.

                  4.4.3 Except as specifically provided herein or as may be otherwise agreed in writing by Seller and Purchaser, as of the Closing Date, all data processing, accounting, insurance, banking, legal, communications, and other services and products provided by Seller in respect of the Location and the Assets, and any prior agreements or understandings (written or oral) with respect thereto, shall terminate and Purchaser shall not be entitled to any on-going benefit thereof.

                  4.4.4 Seller hereby grants to Purchaser a non-exclusive, non-transferable, royalty-free, limited license for the use during the Transition Period of the trade names "Wickes" and "Wickes Lumber" and related brand names solely in the areas in which the Locations are located.

                  4.4.5 Lumber Trademark hereby grants to Purchaser a non-exclusive non-transferable, royalty-free, limited license for the use during the Transition Period of the Flying "W" trademark solely in the areas in which the Locations are located.

            4.5 Title Commitments and Surveys.

                  4.5.1 At least ten (10) business days prior to Closing, Seller shall deliver to Purchaser or its affiliate for each parcel of Owned Real Property, a current title commitment ("Title Commitment") from First American Title Insurance Company ("Title Company") to issue an ALTA owner's title policy of title insurance insuring Purchaser's fee interest in the Owned Real Property in the amount of its Appraised Value ("Title Policy") showing only exceptions to title acceptable to Purchaser ("Permitted Liens"), copies of all documents of record referred in such Title Commitment, and a current ALTA/ACSM survey in form reasonably acceptable to Purchaser. The cost of the survey and fee premiums due for the title insurance issued at Closing shall be Seller's obligation.

                  4.5.2 Within three (3) business days of receipt by Purchaser, Purchaser or its affiliate shall acknowledge in writing that it has received and reviewed each such Title Commitment and survey and set forth each objection to title not acceptable to Purchaser or its affiliate.

                  4.5.3 If there exists on any such title Commitment any good faith exceptions that are not Permitted Liens that Seller does not agree to remove at Closing or insure against within five (5) days following notice of such exceptions by Purchaser to Seller [or if a survey shall disclose such matters that render title unmarketable, Purchaser may elect, either:

                        4.5.3.1 by written notice to Seller on or before Closing, to not consummate the transactions contemplated hereto with respect only to such Location at which the Owned Real Property is located which is the subject of such unresolved title objection and survey defects, in which event, with respect only to such Location (i) this Agreement, as it applies to such Location, shall be terminated and of no further force and effect and (ii) this Agreement shall continue in full force and effect with respect to any Location that is not the subject of such unresolved title objections. If Purchaser's umesolved title objections and survey defects apply to each Location that is the subject of this Agreement, then the Bid Deposit and all interest accrued thereof shall be returned to Purchaser and neither of the parties hereto shall have any rights or obligations to the other hereunder except any obligations that expressly survive the termination of this agreement; or

                        4.5.3.2 consummate the transactions contemplated hereby subject to such additional exceptions and proceed to Closing without abatement of the Purchase Price.

                  4.5.4 If required by Title Company, Seller agrees to execute, acknowledge and deliver a standard and customary owner's title affidavit at Closing and such other authority documents or other customary title clearance documents as Title Company or Purchaser may reasonably request.

                  4.5.5 At the Closing, Seller shall deliver to the title company the returns, questionnaires, certificates, affidavits and other documents required in connection with the payment (or non-payment) of any real property transfer taxes and other similar taxes and fees imposed by the state, county or municipality in which the Owned Real Property is located in connection with the transactions contemplated hereby (collectively, the "Real Estate Tax Returns"). If the procedures required by the state, county, or municipality require that any Real Estate Tax Returns be filed, reviewed or approved prior to the Closing Date, Purchaser and Seller shall complete, sign and swear to the Real Estate Tax Returns and deliver the same to the Title Company for delivery to the appropriate authority sufficiently in advance of the Closing Date so as to permit the sale contemplated hereby to be consummated by the Closing Date.

                  4.5.6 Seller and Purchaser shall enter into a closing statement at closing setting forth all closing credits and prorations and Seller and Purchaser shall enter into any and all customary conveyance and closing documents as are reasonable and appropriate for the closing transactions.

            4.6 Bidding Procedures and Approval Order

                  4.6.1 Bidding Procedures. Promptly following execution of this Agreement, Wickes shall file with the Bankruptcy Court a motion, notices and a proposed order, as may be appropriate, the form of which shall have been reviewed and approved by Purchaser (the "Bidding Procedures Motion"), seeking the approval of the form of this Agreement, the bidding procedures (including matters relating to bid protection and the payment of a breakup fee to Purchaser if it is not the successful bidder for the Assets) and auctioning of the Assets and authorizing the observance and performance of such terms by Wickes and Purchaser during the pendancy of the Bankruptcy Case, subject to Wickes' duties to its creditors and the bankruptcy estate. Purchaser's obligations hereunder shall be subject to the entry by the Bankruptcy Court of an order granting the Bidding Procedures Motion (or a motion that is consistent in all material respects with the Bidding Procedures Motion.)

                  4.6.2 Approval Order. Promptly following the auction referenced in Section 4.6.1, if Purchaser is the successful bidder for the Assets, Wickes shall seek approval from the Bankruptcy Court of an order (the "Approval Order") which (i) approves the sale of the Assets to Purchaser on the terms and conditions set forth in this Agreement and authorizes Seller to proceed with the transactions herein contemplated, (ii) includes a specific finding that Purchaser is a good faith purchaser of the Assets and is entitled to the protection afforded by Section 363(m) of the Bankruptcy Code, (iii) states that the sale of the Assets to Purchaser shall be free and clear of all Encumbrances whatsoever (except as expressly provided in this Agreement), and
(iv) approves Seller's assumption and assignment to Purchaser of the

Designated Executory Contracts pursuant to Section 365 of the Bankruptcy Code. The form of the Approval Order shall be in a form and substance reasonably acceptable to Purchaser.

                  4.6.3 Taking of Necessary HSR Act Action.

                        4.6.3.1 If the HSR Act is applicable to the transactions contemplated by this Agreement, each of Purchaser and Seller shall (i) as soon as practicable after the entry by the Bankruptcy Court of an order granting the Bidding Procedures Motion (or a motion that is consistent in all material respects with the Bidding Procedures Motion), file such applications, notices and requests as may be required or advisable to be filed by it pursuant to the HSR Act in connection with the transactions contemplated hereby, (ii) furnish each other with copies of all documents and correspondence (A) prepared by or on behalf of it for submission to any governmental authority and (B) received by or on behalf of it from any governmental authority, in each case in connection with the transactions contemplated hereby, and (iii) consult with and keep each other informed as to the status of such matters. To the extent that any application, notice or request so filed by a party contains any significant information relating to the other party hereto or any of its affiliates, prior to submitting such application, notice or request to any governmental authority, the party making the filing will permit the other party to review such information and will consider in good faith the suggestions of such party with respect thereto. A party shall have the right to approve any such information that relates to such party, its affiliates or the Assets (which approval shall not be unreasonably withheld).

                        4.6.3.2 If the HSR Act is applicable to the transactions contemplated by this Agreement, at the Closing Seller shall reimburse Purchaser for the HSR filing fee by crediting such fee against the Purchase Price.

                        4.6.3.3 Each of Purchaser and Seller shall cooperate with each other in the preparation and filing with any governmental authority of any applications, notices and responses to requests for additional information from governmental authorities including, without limitation, the filing by Seller with the appropriate New Jersey government authority of a non-applicability affidavit with respect to the Kenvil, New Jersey Location. Without limiting the foregoing, Seller shall provide such information as Purchaser may reasonably request for inclusion in such applications, notice and responses.

      5. CONDITIONS TO OBLIGATIONS OF PURCHASER AND SELLER.

            5.1 Conditions to Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligation of Purchaser to purchase the Assets is subject to the satisfaction or waiver in writing, on or before the Closing Date, except as specifically set forth hereafter, of the following conditions:

                  5.1.1 Representations and Warranties; Covenants. All representations and warranties of Seller contained in this Agreement and in the certificates and other instruments delivered by Seller to Purchaser in connection with this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of such time, and Seller shall have performed and complied with all material covenants, obligations and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date;

                  5.1.2 Approval Order and Other Consents. The Approval Order shall have been entered by the Bankruptcy Court, it shall not have been rescinded, and no stay pending appeal shall be pending. All permits, approvals, authorizations and consents of governmental bodies (including the expiration or early termination of the waiting period and (any extension thereof) under the HSR Act) or third parties (including without limitation any applicable shareholder consent) necessary for the consummation of the transactions contemplated herein shall have been obtained.

                  5.1.3 Quitclaim Deeds/Assignment and Assumption Agreement. Seller shall have executed, acknowledged and delivered to Purchaser the Quitclaim Deeds for the Owned Real Property conveying the Owned Real Property to Purchaser free and clear of all Encumbrances except Permitted Liens and the Assignment and Assumption Agreement described in Section 2.13.3.4.

                  5.1.4 Damage to or Destruction of the Assets. Seller shall bear all risk of loss with respect to the Assets prior to the Closing Date. Seller agrees to continue to carry or cause to be carried to the Closing Date the insurance coverage which is presently carried relating to the Assets. In the event of any damage to or loss or destruction of an Asset (other than normal wear and tear) (a "Loss") between the date of this Agreement and the Closing Date, (i) Purchaser shall not be entitled to terminate this transaction, and
(ii) the Purchase Price shall be reduced by an amount equal to the estimated cost to repair or restore the Asset to substantially its condition immediately prior to the occurrence of such Loss (to the extent, if any, that Seller has not completed such repair or restoration). The estimated cost to repair or restore the Asset to substantially its condition immediately prior to the occurrence of such Loss shall be agreed to by Seller and Purchaser or, if they are unable to agree, shall be determined by an independent, qualified insurance adjuster selected by the parties (or, if they are unable to agree on such selection, one appointed by the Bankruptcy Court upon application by either party). Seller shall be entitled to retain any insurance proceeds paid or payable on account of such Loss.

                  5.1.5 Documents of Transfer. Seller shall have provided to Purchaser the Closing deliveries set forth in Section 2 and any documents necessary to transfer ownership of the Assets to Purchaser, free and clear of all Encumbrances except as provided in Section 3.1.4.

            5.2 Conditions to Obligations of Seller. Notwithstanding any other provision of this Agreement, the obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing, on or before the Closing Date, of the following conditions:

                  5.2.1 Representations and Warranties; Covenants. All representations and warranties of Purchaser contained in this Agreement and in the certificates and other instruments delivered by Purchaser to Seller in connection with this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of such time, and Purchaser shall have performed and complied with all material covenants, obligations and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

                  5.2.2 Approval Order; HSR Act. The Approval Order shall have been entered by the Bankruptcy Court, its shall not have been rescinded, and no stay pending appeal shall be pending. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

                  5.2.3 Purchase Price. Purchaser shall have paid to Seller the amounts to be paid at Closing pursuant to Section 2.5 hereof.

      6. MISCELLANEOUS.

            6.1 Further Assurances. Seller and Purchaser will, from time to time on or after the Closing Date, execute and deliver to the other parties all such further assignments, endorsements and other documents as Purchaser or Seller, as the case may be, reasonably requests in order to complete the transactions contemplated by this Agreement.

            6.2 Amendments and Waivers. The provisions of this Agreement may be amended only by the written agreement of all of the parties to this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

            6.3 Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party. No assignment of this Agreement shall release the assigning party from its obligations under this Agreement. Notwithstanding anything herein to the contrary and subject to the immediately preceding sentence, Purchaser may assign its right to purchase any of the Owned Real Property hereunder to an entity in which either (i) Purchaser owns not less than fifty-one (51%) percent of the ownership interests therein, or (ii) Barry Segal, the largest shareholder of Purchaser, is a general partner or manager. Purchaser's right to so assign its interest herein to purchase any of the Owned Real Property shall not require Seller's consent, provided Purchaser delivers written notice of such assignment to Seller at least ten (10) days prior to Closing.

            6.4 Successors and Assigns. This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties to this Agreement.

            6.5 Survival. Except for the covenants and agreements that are expressly provided to be performed after the Closing Date, none of the respective representations, warranties, covenants and agreements of Seller and Purchaser herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing.

            6.6 Termination.

                  6.6.1 This Agreement may be terminated at any time prior to Closing by the mutual written agreement of Seller and Purchaser;

                  6.6.2 This Agreement may be terminated by Purchaser prior to Closing by giving written notice to Seller if:

                        6.6.2.1 The Approval Order is not entered is not entered on or before August 31, 2004; or

                        6.6.2.2 The conditions precedent to the obligations of Purchaser to close which set forth in Section 5.1 are not satisfied on or before August 31, 2004.

                  6.6.3 This Agreement may be terminated by Seller prior to Closing by giving notice to Purchaser if:

                        6.6.3.1 The Approval Order is not entered on or before August 31, 2004; or

                        6.6.3.2 The Approval Order has been entered but the conditions precedent to the obligations of Seller to close which are set forth in Section 5.2 are not satisfied on or before August 31, 2004.

                  6.6.4 Effect of Termination. In the event of termination of this Agreement pursuant to this Section 6.6 and provided the terminating party is not in breach of any obligation hereunder, (i) this Agreement shall forthwith become null and void and have no further effect, (ii) neither of the parties hereto or any of their respective advisers shall have any further obligation or liability under the provisions of this Agreement (other than the provisions of this Section 6) and Seller shall return or authorize release to Purchaser of its Bid Deposit, together with all interest earned and accrued thereon.

            6.7 Indemnification. Seller shall be responsible to Purchaser for, and shall defend, indemnify, and hold Purchaser harmless from and against loss, damage, liability, cost or expense, including, without limitation, those relating to or arising from product liability claims, product sales, personal injury and other tort claims and claims arising from any contract to which Seller is or was a party (including reasonable attorneys' fees, legal expenses and consultant's fees) (collectively, "Purchaser's Damages") resulting from or relating to claims or demands made by third parties that Purchaser is a successor to Seller by operation of law. Notwithstanding the foregoing, the Seller shall not be required to pay any Purchaser's Damages which exceed the amount of insurance available to Seller to pay Purchaser's Damages.

            6.8 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to both genders. All references to monetary amounts are to currency of the United States of America.

            6.9 Default. Time is of the essence of this Agreement. In any suit, action or appeal to enforce this Agreement or any term or provision of this Agreement, or to interpret this

Agreement, the prevailing party shall be entitled to recover its costs incurred, including reasonable attorneys' fees at trial or on appeal.

            6.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

            6.11 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

            6.12 Notices. Any notices, requests, demands or other communications required or permitted to be sent under this Agreement shall be delivered personally, sent by electronic mail, sent by facsimile, sent by overnight courier or mailed by registered or certified mail, return receipt requested, to the following addresses, and shall be deemed to have been received on the day of personal delivery or electronic mailing, upon confirmation of receipt of a facsimile transmission, one business day after deposit with an overnight courier or three business days after deposit in the mail:

          If to Purchaser, to:     Bradco Supply Corporation
                                   13 Production Way
                                   Avenel, NJ 07001
                                   Attn: Steve Feinberg
                                   Fax: 732-382-3577
                                   Email: sfeinberg@bradcosupply.com

          With a copy to:          Michael L. Weinberger, Esq.
                                   Bradco Supply Corporation
                                   13 Production Way
                                   Avenel, NJ 07001
                                   Fax: 732-382-6577
                                   Email: mweinberger@bradcosuppy.com

          If to Seller:            Wickes Inc.
                                   706 North Deerpath Drive
                                   Vernon Hills, Illinois 60061
                                   Attn: James J. O'Grady
                                   Fax: (847) 367-3765
                                   Email: jogrady@,wickes.com

          With a copy to:          Schwartz, Cooper, Greenberger & Krauss
                                   180 North LaSalle Street
                                   Suite 2700
                                   Chicago, Illinois 60601
                                   Attn: Mark B. Butterman or Richard M. Bendix
                                   Fax: (312) 782-8416
                                   Email: mbutterman@scgk.com; rbendix@,scgk.com

                                   and to:

                                   Piper Rudnick LLP
                                   201 North LaSalle Street
                                   Suite 1800
                                   Chicago, Illinois 60601
                                   Attn: David Missner or Steven J. Christenholz
                                   Fax: (312) 630-7399
                                   Email: david.missner@piperrudnick,com;
                                   steven.christenholz@piperrudnick.com

                                   and to:

                                   Bridge Associates LLC
                                   747 Third Avenue
                                   Suite 32-A
                                   New York, New York 10017
                                   Attn: Anthony Schnelling or David Phelps
                                   Fax: (212) 207-9294
                                   Email: aschnelling@bridgellc.com;
                                   dphelps@bridgellc.com

                                   and to:

                                   Sonnenschein Nath & Rosenthal
                                   8000 Sears Tower
                                   233 S. Wacker Dr.
                                   Chicago, IL 60606
                                   Attn: Fruman Jacobson or Robert E. Richards
                                   Fax: (312) 876-3974
                                   Email: fjacobson@sonnenschein.com;
                                   rrichards@sonnenschein.com

            6.13 Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in that state.

            6.14 Forum. Each party unconditionally consents and submits to the exclusive jurisdiction of the Bankruptcy Court so long as the Bankruptcy Court has jurisdiction over the matter, for any dispute arising between the parties arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court). Any dispute between the parties, to the extent not governed by the Bankruptcy Court, shall be subject to the exclusive jurisdiction of the state and federal courts located in Chicago, Illinois. Each party waives any objection to the laying of venue of any such litigation as provided herein, and agrees not to plead that such litigation has been brought in an inconvenient forum.

            6.15 Bulk Sales. To the extent applicable, Purchaser hereby waives compliance with any bulk sales or other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

            6.16 Entire Agreement. This Agreement, together with those documents expressly referred to in this Agreement, constitutes the final agreement of the parties concerning the matters referred to in this Agreement, and supersedes all prior agreements and understandings.

            6.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one agreement. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmitted signatures by signing and delivering an original document.

            6.18 Schedules and Exhibits. The following Schedules and Exhibits are attached to and form an integral part of this Agreement:

            The Locations                                Schedule A
            Designated Executory Contracts               Schedule 1(a)
            Real Property Leases                         Schedule 1(b)
            Owned Equipment                              Schedule 1(c)
            Owned Real Property                          Schedule 1(d)
            Retained Personal Property                   Schedule 2.2.6
            Assumed Liabilities                          Schedule 2.3
            Inventory Procedures                         Schedule 2.6.1
            Deposit Agreement                            Exhibit 2.10
            Bill of Sale                                 Exhibit 2.13.3.1
            Quitclaim Deed                               Exhibit 2.13.3.2
            Assignment of Leases                         Exhibit 2.13.3.3
            Assignment and
              Assumption Agreement                       Exhibit 2.13.3.4

The parties to this Agreement have executed this Agreement as of the 24th day of June, 2004.

                                            WICKES INC.

                                            By: /s/ James J. O'Grady
                                               ---------------------------------
                                               James J. O'Grady, President


                                            GLC DIVISION, INC.

                                            By: /s/ James J. O'Grady
                                               ---------------------------------
                                               James J. O'Grady, President


                                            LUMBER TRADEMARK COMPANY

                                            By: /s/ James J. O'Grady
                                               ---------------------------------
                                               James J. O'Grady, President


                                            BRADCO SUPPLY CORPORATION

                                            By /s/ Barry Regal
                                               ---------------------------------
                                            Its CHAIRMAN
                                               ---------------------------------